UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

Foundation Healthcare, Inc.

(Exact name of registrant as specified in charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 N. Portland Avenue, Suite 200

Oklahoma City, Oklahoma 73134

(Address of Principal Executive Offices) (Zip Code)

(405) 608-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On August 19, 2016, we entered into a Loan Modification Agreement and Waiver (the “Senior Credit Modification”) with Texas Capital Bank, National Association serving as the lead bank along with two other commercial banks (collectively “Senior Lenders”). Under the Senior Credit Modification, the Senior Lenders waived our financial covenant violations for the fiscal quarter ended June 30, 2016 and modified the financial covenants for the fiscal quarters ending September 30, 2016 and December 31, 2016 by replacing the Debt to EBITDA Ratio, Senior Debt to EBITDA Ratio, and Pre and Post Distribution Fixed Charge Coverage Ratios with the an EBITDA covenant as follows:

EBITDA. We must have EBITDA of at least $1,750,000 for the fiscal quarter ending September 30, 2016 and $4,250,000 for the fiscal quarter ending December 31, 2016.

In addition, the Senior Lenders extended the due date for the repayment of a $3 million advance on our Revolving Loan from July 31, 2016 to January 15, 2017. During the period from August 19, 2016 to June 30, 2017, the Senior Credit Modification prohibits us from making any interest or redemption payments to our preferred noncontrolling interest holders and prohibits us from making any payments on our $7.9 million subordinated note payable. Under the Senior Credit Modification, we must also maintain total cash balances in excess of $2 million and we must maintain total accounts payable past due by 91 days or more must be less than $6.3 million. We incurred a fee of $0.2 million with our Senior Lenders for executing the Senior Credit Modification.

Item 9.01. Financial Statements and Exhibits.

a.	Exhibits.

Exhibit No.	Description

10.1	Loan Modification Agreement and Waiver, dated August 19, 2016, by and between Foundation Healthcare, Inc. and Texas Capital Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDATION HEALTHCARE, INC.

Date: August 25, 2016	By:	/s/ STANTON NELSON
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Loan Modification Agreement and Waiver, dated August 19, 2016, by and between Foundation Healthcare, Inc. and Texas Capital Bank, National Association.